Exhibit 99.1

CSS Industries, Inc. Reports Results of Operations for the Quarter Ended June 30, 2013

PHILADELPHIA--(BUSINESS WIRE)--July 30, 2013--CSS Industries, Inc. (NYSE:CSS) announced today its results of operations for the quarter ended June 30, 2013. As previously announced, the Company divested the Halloween portion of its Paper Magic Group, Inc. (“PMG”) business during the second quarter of fiscal 2013. Halloween sales in the first quarter of fiscal 2013 totaled approximately $8,841,000 and contributed approximately $0.04 of earnings per diluted share (“EPS”). Due to the divestiture, this level of sales and earnings did not recur.

Sales for the first quarter of fiscal 2014 decreased 22.8% to $47,117,000 from $61,067,000 in the first quarter of fiscal 2013. Approximately $8,324,000 of the lower sales level is due to the divestiture of the Halloween business as discussed above, with the balance of the lower sales level primarily due to the timing of certain recurring product shipments to two customers that shipped in the first quarter of fiscal 2013 that are expected to ship again later this fiscal year. Loss from continuing operations before income taxes for the first quarter of fiscal 2014 was ($2,571,000) compared to ($1,333,000) in the first quarter of fiscal 2013. Loss from continuing operations for the first quarter of fiscal 2014 was ($1,667,000), or ($0.18) per diluted share, versus ($867,000), or ($0.09) per diluted share, in the first quarter of the prior fiscal year. Net loss for the first quarter of fiscal 2014, including discontinued operations, was ($1,667,000), or ($0.18) per diluted share, versus ($904,000), or ($0.09) per diluted share, in the first quarter of fiscal 2013. As discussed above, the sale of the Halloween business contributed approximately $0.04 of EPS in the first quarter of the prior fiscal year that did not recur in the first quarter of fiscal 2014 due to the divestiture. The Company’s seasonal orientation has historically resulted in operating losses in the first and fourth quarters of the fiscal year and operating profits in the second and third quarters.

CSS is a consumer products company primarily engaged in the design, manufacture, procurement, distribution and sale of seasonal and all occasion social expression products, principally to mass market retailers. These seasonal and all occasion products include decorative ribbons and bows, boxed greeting cards, gift tags, gift wrap, gift bags, gift boxes, gift card holders, decorative tissue paper, decorations, classroom exchange Valentines, floral accessories, Easter egg dyes and novelties, craft and educational products, stickers, memory books, stationery, journals, note cards, infant and wedding photo albums, scrapbooks, and other gift items that commemorate life’s celebrations.

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the expected dollar amount and timing of future shipments. Forward-looking statements are based on the beliefs of the Company’s management as well as assumptions made by and information currently available to the Company’s management as to future events and financial performance with respect to the Company’s operations. Forward-looking statements speak only as of the date made. The Company undertakes no obligation to update any forward-looking statements to reflect the events or circumstances arising after the date as of which they were made. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including without limitation, the risk that the actual dollar amount and timing of expected future shipments may differ from the Company’s current expectations and that such shipments may not occur due to factors outside the control of the Company; general market and economic conditions; increased competition (including competition from foreign products which may be imported at less than fair value and from foreign products which may benefit from foreign governmental subsidies); increased operating costs, including labor-related and energy costs and costs relating to the imposition or retrospective application of duties on imported products; currency risks and other risks associated with international markets; risks associated with acquisitions, including acquisition integration costs and the risk that the Company may not be able to integrate and derive the expected benefits from such acquisitions; the risk that customers may become insolvent, may delay payments or may impose deductions or penalties on amounts owed to the Company; costs of compliance with governmental regulations and government investigations; liability associated with non-compliance with governmental regulations, including regulations pertaining to the environment, Federal and state employment laws, and import and export controls and customs laws; and other factors described more fully in the Company’s annual report on Form 10-K for the fiscal year ended March 31, 2013 and elsewhere in the Company’s filings with the Securities and Exchange Commission. As a result of these factors, readers are cautioned not to place undue reliance on any forward-looking statements included herein or that may be made elsewhere from time to time by, or on behalf of, the Company.

CSS’ consolidated results of operations for the three months ended June 30, 2013 and 2012 and condensed consolidated balance sheets as of June 30, 2013, March 31, 2013 and June 30, 2012 follow:

CSS INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

(In thousands, except per share amounts)
	Three Months Ended
	June 30,
	2013	2012

Sales	$47,117	$61,067

Costs and expenses
Cost of sales	32,658	43,869
Selling, general and administrative expenses	17,004	18,570
Interest (income) expense, net	20	(53)
Other expense, net	6	14
	49,688	62,400

Loss from continuing operations before income taxes	(2,571)	(1,333)

Income tax benefit	(904)	(466)

Loss from continuing operations	(1,667)	(867)

Loss from discontinued operations, net of tax	-	(37)

Net loss	$(1,667)	$(904)

Basic and diluted net loss per common share:
Continuing operations	$(0.18)	$(0.09)
Discontinued operations	$-	$(0.00)
Total	$(0.18)	$(0.09)

Weighted average basic and diluted shares outstanding	9,505	9,642

Cash dividends per share of common stock	$0.15	$0.15

CSS INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	June 30,	March 31,	June 30,
	2013	2013	2012
	(Unaudited)	(Audited)	(Unaudited)
ASSETS

Current assets
Cash and cash equivalents	$67,038	$87,108	$37,444
Accounts receivable, net	40,488	43,133	55,521
Inventories	81,843	62,598	89,816
Deferred income taxes	4,079	4,520	3,241
Other current assets	16,669	13,073	18,400
Current assets of discontinued operations	-	2	142

Total current assets	210,117	210,434	204,564

PROPERTY, PLANT AND EQUIPMENT, NET	28,046	27,956	29,249

DEFERRED INCOME TAXES	3,204	3,974	420

OTHER ASSETS
Goodwill	14,522	14,522	17,233
Intangible assets, net	27,590	28,004	29,275
Other	4,352	4,290	6,642

Total other assets	46,464	46,816	53,150

Total assets	$287,831	$289,180	$287,383

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accrued customer programs	$3,772	$4,015	$3,833
Other current liabilities	33,591	30,718	39,059
Current liabilities of discontinued operations	567	644	981

Total current liabilities	37,930	35,377	43,873

LONG-TERM OBLIGATIONS	4,709	4,825	4,516

STOCKHOLDERS' EQUITY	245,192	248,978	238,994

Total liabilities and stockholders' equity	$287,831	$289,180	$287,383

CONTACT:
CSS Industries, Inc.
Vincent A. Paccapaniccia
Chief Financial Officer
215-569-9900